Exhibit 10.1

KMG CHEMICALS, INC.

KEY EMPLOYEE RETENTION BONUS PLAN

(AS EFFECTIVE NOVEMBER 13, 2018)

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2.27	Termination from Employment	4

ARTICLE III ADMINISTRATION		4

3.1	Administration of Plan	4

3.2	Delegation	5

3.3	Reliance Upon Information	5

3.4	Expenses	5

ARTICLE IV ELIGIBILITY		5

ARTICLE V PAYMENT AND FORFEITURE		6

5.1	Terms of Award Agreement	6

5.2	Form and Time and Conditions of Payment	6

5.3	Tax Requirements and Deductions	6

5.4	Section 280G of the Code	6

ARTICLE VI AMENDMENT AND TERMINATION		7

6.1	Term	7

6.2	Amendment and Termination	7

ARTICLE VII MISCELLANEOUS		8

7.1	Profit-Sharing Bonus Arrangement	8

7.2	Assignability	8

7.3	Payor of Bonus Compensation	8

7.4	Limitation of Rights	8

7.5	Compliance with Code Section 409A	9

7.6	Successors to Company	10

7.7	Indemnification of Employees Serving the Plan Administrator	10

7.8	Accounting of Compensation	10

7.9	Facility of Payments	10

7.10	Severability	10

7.11	Waiver	11

7.12	Interpretive Matters	11

7.13	Entire Agreement	11

7.14	Governing Law	11

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KMG CHEMICALS, INC.

KEY EMPLOYEE RETENTION BONUS PLAN

(As Effective November 13, 2018)

ARTICLE I

PURPOSE OF PLAN

The purpose of the KMG Chemicals, Inc. Key Employee Retention Bonus Plan (the “Plan”) is to further align the interests of KMG Chemicals, Inc. and its successors (collectively, “Company”) and its key Employees by enabling the Company to motivate and retain them through cash bonuses that recognize the value of such Employees’ continued performance throughout the Plan Term. The Plan is effective as of the Effective Date.

ARTICLE II

DEFINITIONS

As used herein, the following terms have the following meanings:

2.1 Affiliate means, with respect to the Company, the same definition as the definition of that term in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

2.2 Applicable Law means the same definition as the definition of the term “Law” in the Merger Agreement.

2.1 Award means an allocation (in dollars) of the Bonus Pool that is awarded under the Plan to a Participant by the Plan Administrator, as documented in the Participant’s Award Agreement.

2.2 Award Agreement means a written agreement between the Participant and the Company evidencing an Award granted by the Plan Administrator.

2.3 Board means the board of directors of the Company.

2.4 Bonus Pool means sixteen million and five hundred thousand dollars ($16,500,000).

2.5 Cause means, when used in connection with the termination of a Participant’s Employment, the termination of the Participant’s Employment by the Company or any Affiliate by reason of: (a) the conviction of the Participant by a court of competent jurisdiction as to which no further appeal can be taken, or a plea of nolo contendere, of a crime involving moral turpitude or a felony; (b) the commission by the Participant of an act of fraud upon the Company or any Affiliate, or any customer or supplier thereof; (c) the misappropriation of any funds or property of the Company or any Affiliate, or any customer or supplier thereof; (d) the engagement by the Participant in any direct and material conflict of interest with the Company or any Affiliate without compliance with the Company’s or Affiliate’s conflict of interest policy, if any, then in effect; (e) the engagement by the Participant, without the written approval of the Board, Compensation Committee or Chief Executive Officer of the Company, in any material activity which competes with the business of the Company or any Affiliate or which would result in a material injury to the business, reputation or goodwill of the Company or any Affiliate; or (f)(i) a material breach by the Participant during the employment period of any of the restrictive covenants set out in any applicable Employment Agreement, or (ii) the willful, material and repeated nonperformance of the Participant’s duties to the Company or any Affiliate (other than by reason of the Participant’s illness or incapacity); provided, however, Cause shall not exist under clause (f)(i) or (ii) (above) until after written notice from the Board or Compensation Committee has been given to the Participant of such material breach or nonperformance (which notice specifically identifies the manner and sets forth specific facts, circumstances and examples in which the Board or Compensation Committee believes that the Participant has breached the agreement or not substantially performed his duties), and the Participant has failed to cure such alleged breach or nonperformance within the time period set by the Board or Committee, but in no event less than thirty (30) business days after his receipt of such notice; and, for purposes of this subsection (f), no act or failure to act on the Participant’s part shall be deemed “willful” unless it is done or omitted by the Participant not in good faith and without his reasonable belief that such action or omission was in the best interest of the Company or an Affiliate (assuming disclosure of the pertinent facts, any action or omission by the Participant after consultation with, and in accordance with the advice of, legal counsel reasonably acceptable to the Company shall be deemed to have been taken in good faith and to not be willful for purposes of this definition of Cause).

2.6 Closing Date means the same definition as the definition of that term in the Merger Agreement.

2.7 Code means the Internal Revenue Code of 1986, as amended.

2.8 Company means KMG Chemicals, Inc., or any successor in interest thereto including, without limitation, any successor to the Company after closing of the Merger.

2.9 Compensation Committee means the Compensation Committee of the Board.

2.10 Disability means a permanent and total disability as defined in Section 22(e)(3) of the Code. Any determination of “Disability” shall be made by a physician selected or approved by the Compensation Committee (or its delegate) and, in this respect, the Participant shall submit to any reasonable examination(s) required in the opinion of such physician.

2.11 Effective Date means November 13, 2018, which is the initial effective date of the Plan.

2.12 Employee means a common law employee (as defined under Section 3401(c) of the Code) of any Employer.

2.13 Employer means the Company and each of its Affiliates.

2.14 Employment means current employment status as an Employee. An Employee shall not be deemed to have incurred a Termination from Employment due to his approved and authorized temporary leave of absence from active Employment on account of injury or illness, or for another reason approved by his Employer.

2.15 Employment Agreement means a written employment agreement and any restrictive covenant agreement between the Participant and the Company or an Affiliate, which agreement is in effect as of the Effective Date or thereafter.

2.16 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.17 Exchange Act means the Securities Exchange Act of 1934, as amended.

2.18 Good Reason means either of the following events that occur without a Participant’s written consent in connection with such Participant’s Termination from Employment, other than due to death or Disability:

(a)	the Participant incurs any reduction in his base salary or target incentive compensation; or

(b)	the Participant’s principal place of work for the Employer is changed to any location that is more than forty (40) miles from his then principal place of work.

Notwithstanding anything to the contrary contained herein, a Termination from Employment for “Good Reason” shall occur only if (i) the Participant provides written notice to the Company, or to the Affiliate that is the Employer of such Participant, of the occurrence of the event that constitutes “Good Reason” hereunder within thirty (30) days of his first knowledge of the existence of such event, (ii) the Company or other Employer fails to adequately remedy the event within thirty (30) days of its receipt of such written notice from the Participant, and (iii) the Participant terminates his Employment no later than sixty (60) days following the end of such cure period.

2.19 Merger means the same definition as the definition of that term in the Merger Agreement.

2.20 Merger Agreement means the Agreement and Plan of Merger by and among KMG Chemicals, Inc., Cabot Microelectronics Corporation, and Cobalt Merger Sub Corporation, dated as of August 14, 2018, as amended from time to time.

2.21 Participant means an Employee who is selected pursuant to Article IV to receive an Award.

2.22 Person means any individual, committee, firm, corporation, partnership, company, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization committee, or other entity.

2.23 Plan means the KMG Chemicals, Inc. Key Employee Retention Bonus Plan, as set forth herein.

2.24 Plan Administrator means the Person that has been designated by the Board to administer the Plan. The Compensation Committee shall be the Plan Administrator, unless and until a different Person is designated by the Board in its discretion.

2.25 Plan Term means the period of time during which the Plan is in effect, as provided in Section 6.1.

2.26 Plan Termination Date means the same definition as ascribed to that term in Section 6.1.

2.27 Termination from Employment means the Participant’s termination from Employment with the Company and all of its Affiliates for whatever reason.

ARTICLE III

ADMINISTRATION

3.1 Administration of Plan. Subject to delegation under Section 3.2, the Plan shall be administered by the Plan Administrator. Except as otherwise expressly provided herein, the Plan Administrator (a) is authorized to take any action that it deems to be necessary or appropriate to carry out the provisions and purposes of the Plan and (b) shall have the authority to control and manage the operation and administration of the Plan. In order to effectuate the purposes of the Plan, the Plan Administrator shall have the discretionary authority and power to (i) construe and interpret the Plan, (ii) supply any omission therein, to reconcile and correct any error or inconsistency, (iii) decide any question in the administration or application of the Plan, and (iv) make an equitable adjustment for any mistake or error made in the administration of the Plan. All such actions or determinations that are made in good faith by the Plan Administrator, and the application of rules and regulations to a particular case or issue by the Plan Administrator, shall be final, binding and conclusive on all Persons. In construing the Plan, and in exercising its power under provisions requiring the Plan Administrator’s approval, the Plan Administrator shall attempt to ascertain the purpose of the provisions in question and, when such purpose is known or reasonably ascertainable, such purpose shall be given effect to the extent feasible. In the discharge of this discretionary authority, the Plan Administrator shall have all necessary powers and duties, including but not limited to, the following:

(a)	to designate an Employee as a Participant;

(b)	to maintain complete and accurate records of all Plan transactions and other data in a manner deemed to be necessary or appropriate for the proper administration of the Plan;

(c)	to require any Person to furnish such information as is reasonably necessary or appropriate for the proper administration of the Plan;

(d)	to make such rules and regulations, and prescribe the use of such forms, as it deems to be necessary or appropriate for the efficient administration of the Plan;

(e)	to enforce the terms of the Plan and the rules and regulations it adopts;

(f)	to review claims and render decisions on claims for benefits under the Plan;

(g)	to furnish the Employer or a Participant, upon request, with information that the Employer or the Participant may reasonably require for tax or other purposes;

(h)

to employ agents, attorneys, accountants, consultants, or other Persons (who also may be employed by or represent the Employer) for such purposes as the Plan Administrator considers to be necessary or desirable in connection with its duties hereunder; and

(i)	to perform any and all other acts as deemed to be necessary or appropriate for the proper administration of the Plan.

3.2 Delegation. The Plan Administrator may appoint such assistants or representatives including, without limitation, Employees and Participants, as it deems to be necessary or appropriate for the effective exercise of its duties in administering the Plan, and may delegate to such assistants and representatives any powers and duties, both ministerial and discretionary, as it deems to be expedient or appropriate. The Plan Administrator also may designate any Person to carry out any of the other responsibilities of the Plan Administrator under the Plan.

3.3 Reliance Upon Information. The Board, the Plan Administrator and the Employer shall not be liable for any decision, action, omission, or mistake in judgment, provided that such Person acted in good faith in connection with administration of the Plan. Without limiting the generality of the foregoing, any decision or action taken by the Board, the Plan Administrator or the Employer in reasonable good faith reliance upon any information supplied by an Employer, Employee, accountant, legal counsel or other professional advisor shall be deemed to have been taken in good faith. The Board or Plan Administrator may consult with legal counsel, who may be counsel for an Employer or other counsel, with respect to its obligations or duties hereunder, or with respect to any action, proceeding or question at law, and shall not be liable with respect to any action taken or omitted, in good faith, pursuant to the advice of such counsel.

3.4 Expenses. All the expenses of administering the Plan shall be borne by the Company.

ARTICLE IV

ELIGIBILITY

The Plan Administrator shall have the authority and discretion to designate each Employee who is a Participant and his Award. Any portion of the Bonus Pool that remains unallocated as of the end of the Plan Termination Date shall be forfeited. A Participant may also participate in any other severance, retention, incentive, or other employee benefit or fringe benefit plan or other arrangement maintained by an Employer to the extent that the Participant is eligible under the terms of such other arrangement. The compensation payable pursuant to the

Plan is in addition to, and not in lieu of, any other compensation, including any severance payment, that a Participant is entitled to receive pursuant to his Employment Agreement, if any, or pursuant to any other plan, program, or compensation arrangement maintained by an Employer.

Except as provided in the Plan or an Award Agreement, at any time after an Employee has been designated by the Plan Administrator as being a Participant hereunder and has received his Award, any removal of his designation as a Participant hereunder, or any reduction in the amount of his Award or any other adverse change thereto or to his Award Agreement, shall require the written consent of such Participant that specifically refers to the Plan.

ARTICLE V

PAYMENT AND FORFEITURE

5.1 Terms of Award Agreement. Each Participant to whom an Award is granted under the Plan shall receive an Award Agreement from the Company, setting forth the specific terms of the Award as determined by the Plan Administrator, in its discretion. Such terms need not be uniform among all Participants or any similarly situated Participants. The Award Agreement may include provisions particular to the Participant’s Award, such as the percentage of the Award, if any, to be paid upon the Closing Date or following expiration of the retention period and the length of the retention period.

5.2 Form and Time and Conditions of Payment. Subject to the terms and conditions of the Plan, the form and time and conditions of payment of each Award shall be set forth in the Participant’s Award Agreement.

5.3 Tax Requirements and Deductions. The Employer may deduct from all amounts paid hereunder to a Participant, any federal, state, or local taxes required by law to be withheld with respect to any such payments, as well as any other authorized withholdings or other obligations owed by the Participant to an Employer in connection with the Participant’s Employment.

5.4 Section 280G of the Code. In the event that the payments provided for in the Plan or any payments and benefits otherwise payable to a Participant constitute “parachute payments” within the meaning of Code Section 280G(b)(2) that would be subject to the excise tax imposed by Code Section 4999 (or any corresponding provision of state income tax law), then any amounts owed to Participant shall be either:

(i) delivered in full (“Full Payment”); or

(ii) reduced to the minimum extent necessary such that no portion of such payment would be subject to the excise tax under Code Section 4999 (“Reduced Payment”);

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in the receipt by the Participant, on an after-tax basis, of the greater amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Code Section 4999.

Any determination required under this Section 5.4 shall be made in writing by an Accounting Firm (defined below) selected by the Company, at its entire expense, and such determination shall be conclusive and binding upon the Plan Administrator, Employer, Participant and all other interested Persons. For purposes of making the calculations required by this Section 5.4, the Accounting Firm may (a) make reasonable assumptions and approximations concerning applicable taxes and (b) rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Participant shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 5.4. The Company shall pay all fees and costs of the Accounting Firm in connection with any calculations contemplated by this Section 5.4. In the event that the Full Payment option (above) applies, then the Participant shall be responsible for any excise or other taxes imposed with respect to such payment. In the event that the Reduced Payment option (above) applies, then the amount payable under Section 5.2, if any, shall be reduced by the Company to the minimum extent necessary to avoid imposition of excise tax under Code Section 4999.

For all purposes of the Plan, the term “Accounting Firm” means any nationally recognized, certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1 Term. The Plan is effective on the Effective Date and, unless sooner terminated by action of the Board or the Plan Administrator, the Plan will terminate on the date that all payments due under the Plan have been fully paid to Participants (the “Termination Date”); provided that termination of the Plan shall not, without the written consent of the affected Participant, adversely affect the Participant’s rights under his Award.

6.2 Amendment and Termination. The Board or the Plan Administrator may, at any time and from time to time, in its discretion, (a) amend the Plan, in whole or in part, or (b) terminate the Plan, by the adoption of a resolution by such entity; provided, however, that (i) any such amendment or termination shall comply with all Applicable Laws, including, without limitation Section 409A of the Code, and (ii) no amendment or termination of the Plan shall, without the written consent of each affected Participant, adversely affect the Participant’s rights under his Award.

ARTICLE VII

MISCELLANEOUS

7.1 Profit-Sharing Bonus Arrangement. This Plan is not intended to provide retirement income or to defer the receipt of payments hereunder to the termination of a Participant’s covered Employment or beyond. The Plan is intended to be a cash “bonus program” (as described in ERISA Regulation Section 2510.3 2(c) or any successor thereto), and not a pension or welfare benefit plan that is subject to ERISA, and shall be construed accordingly. All interpretations and determinations hereunder shall be made on a basis consistent with the Plan’s status as a bonus program that is not an employee benefit plan subject to ERISA.

7.2 Assignability. A Participant may not alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits awarded hereunder prior to the actual receipt thereof; and any attempt to alienate, assign, pledge, sell, transfer or assign prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits shall be null and void ab initio.

7.3 Payor of Bonus Compensation. Awards payable under the Plan shall be the obligation and liability of the Company. In order to meet its contingent obligations under the Plan, the Company shall not set aside any assets or otherwise create any type of fund in which any Participant (or any Person claiming by or through a Participant) has an interest other than that of an unsecured general creditor of the Company or which would provide any Participant (or any Person claiming by or through a Participant), with a legally enforceable right to priority over any general unsecured creditor of the Company in the event that the Company becomes insolvent prior to making payment to such Participant.

7.4 Limitation of Rights. Nothing in the Plan shall be construed to:

(a) Give any Employee any right to be a Participant unless and until such Employee is actually selected for participation hereunder;

(b) Give any Participant any rights, other than as an unsecured general creditor of the Company, with respect to any Award until such amount is actually distributed to him hereunder;

(c) Limit in any way the right of the Company to terminate a Participant’s Employment at any time, subject to the terms of any separate and enforceable Employment Agreement;

(d) Give a Participant (or any other Person) any interest in any fund or in any specific asset of the Company, or require the Company or any other Person to maintain a separate fund;

(e) Give a Participant (or any other Person) any interests or rights other than those of an unsecured general creditor of the Company or other Employer;

(f) Be evidence of any agreement or understanding, express or implied, that the Company will employ a Participant in any particular position, at any particular rate of remuneration, or for any particular time period;

(g) Create a fiduciary relationship between the Participant and the Plan Administrator or an Employer; or

(h) Give any Participant the right to review the amount of the Award for any other Participant.

7.5 Compliance with Code Section 409A.

(a) General. The Company intends that all Awards will be structured to comply with, or be exempt from, Code Section 409A (“Section 409A”), such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Plan Administrator may, without a Participant’s consent, amend the Plan or any Award Agreement or Award, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as it deems to be necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (i) exempt the Plan or any Award from the application of Section 409A, or (ii) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after the grant date for any Award. It is intended that each payment provided hereunder constitutes a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). The Plan Administrator makes no representations or warranties as to a tax treatment of an Award under Section 409A or otherwise. The Employer will have no obligation under this Section 7.5 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award, and will have no liability to any Participant or any other Person if any Award is determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b) Separation from Service. If an Award constitutes “nonqualified deferred compensation” subject to Section 409A, any payment of such Award upon a Participant’s Termination from Employment will, to the extent deemed necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), regardless of whether such “separation from service” occurs upon or after the termination of the Participant’s Employment. For purposes of the Plan or any Award Agreement relating to any such payments, references herein to “Termination from Employment” or a like term means a “separation from service” under Section 409A.

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” (within the meaning of Section 409A) required to be made under an Award to a “specified employee” (as defined under Section 409A, as determined by the Plan Administrator) due to his “separation from service” will, to the extent deemed necessary to avoid taxes under Code Section 409A(a)(2)(B)(i), be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in his Award Agreement) on the day immediately following the end of such six-month period or as soon as administratively practicable thereafter (without interest), but not later than 30 days following the end of such six-month period. Any payment of “nonqualified deferred compensation” under such Award Agreement that is payable more than six months following the Participant’s “separation from service” will be paid at the time or times that the payments are otherwise scheduled to be made.

7.6 Successors to Company. All obligations of the Company under the Plan with respect to the Plan itself and all Award Agreements granted hereunder at such time will be binding on any successor in interest to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

7.7 Indemnification of Employees Serving the Plan Administrator. Each current or former Employee who acts or has acted as an agent or delegate of the Plan Administrator or the Company with respect to any administrative duties under the Plan, shall be indemnified, defended and held harmless by the Company and each other Employer, jointly and severally (together referred to herein as, “Indemnitor”), from and against any and all damage, loss, liability, cost and expense that may be imposed upon or incurred by him in connection with, or resulting from, any claim, action, suit, or proceeding to which he is or may be a party or in which he is or may be involved by reason of any action taken or failure to act under the Plan, except for any such act or inaction constituting his intentional misconduct or gross negligence. Such current or former Employee shall be indemnified by the Indemnitor for all amounts paid by him in settlement thereof, with the Indemnitor’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Indemnitor an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification or insurance coverage to which such indemnified Persons may be entitled from the Indemnitor or under any other agreement, as a matter of law, contract or otherwise, or any power that the Indemnitor may have to indemnify them or hold them harmless. The indemnification obligation under Section 7.7 shall not apply to any Participant solely in his capacity as a Participant and shall survive the Termination Date.

7.8 Accounting of Compensation. Unless otherwise specifically provided in such other incentive or benefit plan, any amounts paid to a Participant hereunder shall not be treated as compensation paid to such Participant for the purposes of any other incentive or other benefit plan maintained by an Employer.

7.9 Facility of Payments. If the Plan Administrator determines that any Participant entitled to payment under the Plan is physically or mentally incompetent to receive or properly receipt for such payments, the Company shall make such payment to the spouse or other legal guardian or personal representative for the use and benefit of such Participant. Any such payment made by the Company shall be a complete discharge of any liability or obligation of the Plan to the full extent of such payment. In the event of the death of a Participant, any amount that is payable hereunder shall be paid to Participant’s estate upon receipt by the Company of proper instructions, which are satisfactory to the Company, from the lawful representative of such estate.

7.10 Severability. In the event that any provision of the Plan is declared invalid and not binding on the affected Persons in a final decree or order issued by a court of competent jurisdiction, such declaration shall not affect the validity of the other provisions of the Plan to which such declaration of invalidity does not relate and such other provisions shall remain in full force and effect.

7.11 Waiver. The failure of the Plan Administrator or the Company to enforce any provision of the Plan will not be construed as a waiver or limitation of the right to subsequently enforce and compel strict compliance of such provision. Any such waiver by the Plan Administrator or the Company will not operate or be construed to be a waiver of any subsequent breach thereof. To be effective, all such waivers must be approved by the Plan Administrator.

7.12 Interpretive Matters. In the interpretation of the Plan and the Award Agreements, except where the context otherwise requires:

(a) The headings used in the Plan are for reference purposes only and will not affect in any way the meaning or interpretation of the Plan.

(b) The terms “including” and “include” do not denote or imply any limitation;

(c) The conjunction “or” has the inclusive meaning “and/or”;

(d) The singular includes the plural, and vice versa, and each gender includes each of the others;

(e) Reference to any Applicable Law, statute, rule, or regulation includes any amendment thereto, or any statute, rule, or regulation enacted or promulgated in replacement thereof, and the authoritative guidance issued thereunder by the appropriate governmental entity; and

(f) The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan and not to any particular provision.

7.13 Entire Agreement. This Plan document, together with any Award Agreements provided to Participants, (a) constitute the entire agreement and understanding by and between the Company and the Participants with respect to the matters set forth therein; and (b) no representations, promises, agreements, or understandings, written or oral, that are not contained therein shall be of any force or effect.

7.14 Governing Law. The Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas, but without regard to principles of conflict of laws that might direct the application of the law of another forum.

[Signature page follows.]

IN WITNESS WHEREOF, the Plan is hereby approved and executed by a duly authorized officer of the Company, on this 13th day of November, 2018, to be effective as of the Effective Date.

Attest:		KMG Chemicals, Inc.

By:	/s/ Roger C. Jackson	By:	/s/ Christopher T. Fraser
Name:	Roger C. Jackson	Name:	Christopher T. Fraser
Title:	Vice President, General Counsel and Secretary	Title:	President, Chief Executive Officer and Chairman of the Board
Date:	November 13, 2018